Exhibit 16.1

Miller and McCollom

Certified Public Accountants

4350 Wadsworth Boulevard, Suite 300 Wheat Ridge, Colorado 80033 Phone (303) 424 2020 Fax (303) 424-2828

July 19, 2005

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.

USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K, dated July 5, 2005, of Capital Reserve Canada Limited to be filed with the Securities and Exchange Commission and are in agreement with statements contained in paragraphs (a)1. We have no basis to agree or disagree with the statements in paragraph (a)2.

Yours truly,

Miller and McCollom